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                                                                     EXHIBIT 5.1



                                   July 2, 1999


SuperGen, Inc.
Two Annabel Lane, Suite 220
San Ramon, California  94583

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission (the "Commission") on June 11, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, par value $0.001 per share (the "Shares") and warrants to purchase your Common Stock (the "Warrants"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares and Warrants.

     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares and the Warrants, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares and Warrants, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the proxy statement-prospectus constituting a part thereof, and any amendment thereto.


                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ Wilson Sonsini Goodrich & Rosati